EXHIBIT 99.1

Vertical Branding, Inc. Provides Corporate Update

LOS ANGELES – October 13, 2009 — Vertical Branding, Inc. (VBDG.PK) provided a general corporate update today as well as an update to its May 11, 2009, announcement of an exclusive licensing agreement with P2F Holdings and related restructuring of company operations.  The company’s restructuring efforts have failed to achieve expectations or intended results and the company lacks sufficient cash flow to maintain normal operations and meet its current financial obligations.  The company’s Board is presently reviewing the company’s options for reorganization, recapitalization or other methods of deriving value from the company’s assets to satisfy the company’s liabilities.  Because of its working capital shortage, the company has substantially reduced operating expenses by laying off all but three employees and by suspending various operations.

Vertical Branding’s update also included announcement of the resignation of Nancy Duitch as the Company’s Chief Executive Officer.  Ms. Duitch remains a member of the Board.

The company’s update further included summary unaudited financial results for the period ended June 30, 2009.

Information Regarding Forward-Looking Statements

The information in this news release includes forecasts and predictions about future results and events, or “forward-looking statements,” often identifiable by use of words like "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" and similar expressions.  Such statements reflect the current view of Vertical Branding with respect to the matters discussed and are subject to and qualified by various risks, uncertainties, assumptions and other factors that could cause actual results or events to differ materially from those forecasted or predicted.

(financial tables follow)

VERTICAL BRANDING, INC. AND SUBSIDIARIES

CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008

Revenues
Consumer products	$1,290	$9,404	$5,301	$17,525
Real estate activities	178	179	334	326
Total revenues	1,468	9,583	5,635	17,851
Cost of sales	1,304	5,030	3,962	8,440
Gross profit	164	4,553	1,673	9,411

Operating expenses
Selling	308	2,699	1,333	6,624
General and administrative	1,018	1,699	2,425	3,709
Depreciation and amortization	173	315	545	634
Total operating expenses	1,499	4,713	4,303	10,967

Loss from operations	(1,335)	(160)	(2,630)	(1,556)

Other income (expense):
Loss on sale of business	(1,673)	—	(1,673)	—
Interest expense, net	(244)	(245)	(506)	(469)
Loss from operations before provision for income taxes and noncontrolling interest	(3,252)	(405)	(4,809)	(2,025)
Provision for income taxes	3	4	4	9
Loss before noncontrolling interest	(3,255)	(409)	(4,813)	(2,034)
Net loss attributable to noncontrolling interest	(21)	(37)	(62)	(90)
Net loss	(3,234)	(372)	(4,751)	(1,944)
Preferred stock dividends	44	46	88	91
Net loss applicable to common stockholders	$(3,278)	$(418)	$(4,839)	$(2,035)

Basic and diluted loss per common share	$(0.11)	$(0.01)	$(0.16)	$(0.07)

Weighted average shares used in computation of basic and diluted loss per common share	30,093	29,378	30,102	30,112

VERTICAL BRANDING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(In thousands)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$95	$221
Accounts receivable, net	743	4,141
Inventories	307	1,497
Other current assets	250	574
Total current assets	1,395	6,433
Office building, net	2,724	2,800
Intangible assets, net	—	1,519
Goodwill	1,231	1,842
Other assets	387	738
Total assets	$5,737	$13,332

Liabilities and Shareholders' Deficiency
Current liabilities:
Line of credit	$194	$3,981
Current portion of long-term debt	3,160	3,886
Accounts payable and accrued expenses	3,211	3,956
Deferred income	1,234	—
Total current liabilities	7,799	11,823
Long-term debt	2,764	1,700
Total liabilities	10,563	13,523
Shareholders' deficiency	(4,826)	(191)
Total liabilities and shareholders' deficiency	$5,737	$13,332

Contact:	Vertical Branding, Inc.
Investor Relations
818-926-4900
irelations@verticalbranding.com